Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

CFO & COO

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Reports Second Quarter 2007 Financial Results

CAMBRIDGE, MA, July 31, 2007—Curis, Inc. (NASDAQ:CRIS), a drug development company focused on seeking to develop novel targeted medicines primarily for cancer treatment, today reported its financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, Curis reported a net loss of $3,998,000 or ($0.08) per share, as compared to a net loss of $3,924,000 or ($0.08) per share for the same period in the prior year.

Net revenues for the second quarter of 2007 were $1,229,000 as compared to $2,559,000 for the second quarter of 2006, a decrease of $1,330,000, or 52%. The decrease in net revenues was primarily the result of a decrease in research funding revenues offset by an increase in license fee revenues and a decrease in contra-revenues as follows:

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Decrease in research funding. Revenue under research and development contracts was $682,000 for the second quarter of 2007 as compared to $2,783,000 for the same period in the prior year, a decrease of $2,101,000, or 75%. This decrease was primarily the result of the conclusion of research funding during the fourth quarter of 2006 and first quarter of 2007 under (i) our Hedgehog antagonist and Wnt signaling pathway collaborations with Genentech, (ii) a terminated agreement with the Spinal Muscular Atrophy Foundation and (iii) our BMP small molecule screening agreement with Centocor.

•

Increase in license fee revenue. During the second quarter of 2007, license fee revenues were $547,000 as compared to $322,000 for the same period in 2006, an increase of $225,000, or 70%. The increase was the result of the accelerated amortization of $417,000 of license fee revenue under our collaboration with Procter & Gamble, offset by a decrease in license fee revenue of $188,000 recognized under our April 2005 Wnt signaling pathway collaboration with Genentech that was fully amortized during the first quarter of 2007. The increase in license fee revenue under the Procter & Gamble agreement resulted from the termination of the agreement by Procter & Gamble in May 2007, with an effective termination date of November 9, 2007. As a result of the termination of the agreement, we decreased our estimated performance period for the arrangement from September 2011 to the license termination date of November 2007 and accelerated amortization of the remaining license fee accordingly.

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Decrease in contra-revenues. We did not record any contra-revenues during the second quarter of 2007. We previously recorded contra-revenue related to our participation in a co-development arrangement with Genentech, which concluded in August 2006. We recorded $546,000 in contra-revenues for the second quarter of 2006.

Operating expenses for the second quarter of 2007 were $5,406,000 as compared to $6,811,000 for the second quarter of 2006, a decrease of $1,405,000, or 21%. The primary changes in research and development and general and administrative expenses are as follows:

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Research and Development. Research and development spending was $3,047,000 for the second quarter of 2007 as compared to $3,840,000 for the same period in 2006, a decrease of $793,000, or 21%. Overall spending decreased as research funding for a majority of our research programs under collaboration concluded during 2006 and the first quarter of 2007. We reallocated certain of these resources to our internal Targeted Cancer Drug Development Platform programs, under which we are seeking to develop a series of new programs focusing on the development of targeted inhibitors of validated cancer pathways. Spending on our Targeted Cancer Drug Development Platform programs accounted for $2,028,000, or 67%, of our second quarter research and development expense.

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General and Administrative. General and administrative spending was $2,359,000 for the second quarter of 2007 as compared to $2,962,000 for the same period in 2006, a decrease of $603,000, or 20%. The decrease in general and administrative expenses was due to decreases in several areas, most notably in occupancy costs which decreased $248,000 as a result of proceeds received under a settlement agreement entered into with a former subtenant that had defaulted on a sublease of our 61 Moulton Street facility. In addition, the lease on our 17,800 square foot 61 Moulton Street facility expired on April 30, 2007 and we do not expect to incur any future material costs related to this facility. Legal costs also decreased $189,000 due to decreased patent costs and corporate legal fees associated with the formation of our Chinese subsidiary.

Other income (net) for the second quarter of 2007 was $180,000 as compared to other income of $328,000 for the same period in 2006, a decrease of $148,000, or 45%, which was principally attributed to the write-down of an asset.

For the six month period ending June 30, 2007, Curis reported a net loss of $7,538,000 or ($0.15) per share, as compared to a net loss of $7,973,000 or ($0.16) per share for the same period in the prior year.

Net revenues for the six months ended June 30, 2007 were $3,592,000 as compared to $4,597,000 for the same period in 2006, a decrease of $1,005,000, or 22%. The decrease in net revenues was primarily the result of a decrease in research funding revenues, offset by an increase in license fee revenues and a decrease in contra-revenues.

Operating expenses were $11,653,000 and $13,200,000 for the six-month periods ended June 30, 2007 and 2006, respectively, a decrease of $1,547,000, or 12%. Research and development expenses were $6,342,000 for the six months ended June 30, 2007 as compared to $7,325,000 for the same period in the prior year, a decrease of $983,000, or 13%. General and administrative expenses were $5,311,000 for the six months ended June 30, 2007 as compared to $5,848,000 for the same period in the prior year, a decrease of $537,000, or 9%.

As of June 30, 2007, our cash, cash equivalents, marketable securities and investments totaled $30,228,000 and there were 49,533,950 shares of common stock outstanding.

CUDC-101 Development Progress

In the first quarter of 2007, we announced the selection of our first development candidate, CUDC-101, from our Targeted Cancer Drug Development Platform. CUDC-101 is a multi-target small molecule that is designed to inhibit three clinically validated cancer targets: the Epidermal Growth Factor Receptor (EGFR), Her2 and an undisclosed non-kinase target referred to as Target A. To date, we have not publicly disclosed the identity of Target A for proprietary reasons, but we expect to disclose Target A sometime during the second half of 2007.

Curis researchers have shown that CUDC-101 demonstrates improved potency in a number of in vitro assays when compared to the individual validated drugs that inhibit EGFR and Target A and similar potency to existing drugs that inhibit Her2. In addition, CUDC-101 has demonstrated improved potency in a number of in vitro assays when compared to these drugs in combination. Curis researchers have also demonstrated in vivo efficacy against a broad range of tumor types in preclinical models.

We have been actively working toward our goal of filing an IND for CUDC-101 by the end of the first quarter of 2008. Formulation studies and other IND-preparatory studies are currently under way. Preliminary preclinical toxicology testing has shown CUDC-101 to be well tolerated and we expect that formal toxicology testing will be initiated early in the fourth quarter of 2007.

Second Quarter Updates

In May 2007, Procter & Gamble notified us of its decision to terminate the September 2005 collaboration agreement for topically applied Hedgehog agonist compounds for hair growth regulation, effective November 9, 2007. We currently do not expect to further develop our current Hedgehog agonist compounds for hair growth regulation.

Also in May 2007, Ortho Biotech Products notified us of its decision to cease its development efforts on the BMP-7 program and terminate the November 2002 license agreement. Pursuant to the license agreement, the agreement will terminate on August 16, 2007. On the termination date, the licenses granted by us to Ortho Biotech Products shall terminate and we will be free to re-license the technology. We currently intend to seek to license this technology to a third party collaborator.

“While we are disappointed that two of our collaborations concluded during the second quarter of 2007, we continue to make progress on our core small molecule cancer assets. We are pleased with the progress of our Hedgehog antagonist collaboration, the lead molecule of which is currently in Phase I clinical testing. We have also made significant progress on our targeted cancer programs that we are developing under our Targeted Cancer Drug Development Platform,” said Daniel Passeri, Curis’ President and Chief Executive Officer. “We have been striving toward achieving our goal of filing an IND for CUDC-101 – the first development candidate from this platform – by the end of the first quarter in 2008. In addition, we continue to progress collaboration discussions around CUDC-101. While we are progressing on CUDC-

101, we are also continuing our efforts to expand our targeted cancer drug candidate pipeline and we expect that we will select a second development candidate from our Targeted Cancer Drug Development Platform by the end of 2007. Assuming that we meet this selection date and that subsequent IND-enabling preclinical studies are successful, we anticipate that we would file an IND for this second development candidate by the end of 2008. We also currently plan to select at least one additional development compound from this platform in 2008. In addition to our efforts to advance proprietary cancer programs, we continue to remain optimistic about our Phase I Hedgehog antagonist program under collaboration with Genentech and our Hedgehog agonist collaboration with Wyeth for stroke and cardiovascular disease indications.”

We will hold a conference call today, July 31, 2007, at 10:00 A.M. EDT, to discuss our financial results, additional corporate activities and the progress of CUDC-101, the other multi-target inhibitors that we are developing under our Targeted Cancer Drug Development Platform, and our product development programs under collaboration. Daniel Passeri, Curis’ President and Chief Executive Officer, will host the call.

To access the live conference call, please call (888) 680-0890 from the United States or Canada or (617) 213-4857 from other locations, shortly before 10:00 A.M. EDT. The conference ID number is 63684401. The conference call can also be accessed on the Curis website at www.curis.com in the Investor Relations section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Tuesday, August 14, 2007. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference the conference ID number 99976023.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Gross revenues	$1,228,724	$3,105,076	$3,591,510	$5,969,605
Contra-revenues from co-development with Genentech	—	(546,191)	—	(1,372,291)

Net revenues	1,228,724	2,558,885	3,591,510	4,597,314

Operating expenses:
Research and development	3,046,824	3,840,313	6,342,439	7,324,958
General and administrative	2,359,186	2,962,165	5,310,771	5,847,903
Amortization of intangible assets	—	8,282	—	27,050

Total operating expenses	5,406,010	6,810,760	11,653,210	13,199,911

Net loss from operations	(4,177,286)	(4,251,875)	(8,061,700)	(8,602,597)

Other income, net	179,742	327,680	523,383	629,408

Net loss	$(3,997,544)	$(3,924,195)	$(7,538,317)	$(7,973,189)

Basic and diluted net loss per common share	$(0.08)	$(0.08)	$(0.15)	$(0.16)

Basic and diluted weighted average common shares outstanding	49,408,100	49,032,837	49,381,508	48,944,392

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$30,228,203	$36,656,007
Long-term investments – restricted	201,844	201,844
Accounts and notes receivable	283,419	1,315,412
Property and equipment, net	3,209,547	4,393,604
Intangible assets, net	8,982,000	8,982,000
Other assets	253,117	719,386

Total assets	$43,158,130	$52,268,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,786,119	$3,504,659
Debt obligations	1,155,672	1,979,622
Deferred revenue	8,897,934	10,886,833

Total liabilities	12,839,725	16,371,114
Total stockholders’ equity	30,318,405	35,897,139

Total liabilities and stockholders’ equity	$43,158,130	$52,268,253

About Curis, Inc.

We are a drug development company that is committed to leveraging our innovative signaling pathway drug technologies to seek to create new medicines, primarily for cancer. In expanding our drug development efforts in the field of cancer through our Targeted Cancer Drug Development Platform, we are building upon our previous experiences in targeting signaling pathways in the areas of cancer, neurological disease and cardiovascular disease. For more information, visit our website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including: our plans to file an IND application for CUDC-101 with the FDA in the first quarter of 2008, our plans to disclose the identity of Target A during the second half of 2007, our expectation that we will begin formal toxicology testing for CUDC-101 during the fourth quarter of 2007, our expectation that we will advance at least one additional development candidate from our Targeted Cancer Drug Development Platform into development candidate status in late 2007 and file an IND with the FDA for this second development candidate in the second half of 2008, our belief that we will select a third development candidate from the Targeted Cancer Drug Development Platform in 2008, and our intention to seek to license our BMP-7 program during 2007. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause our actual results to be materially different from those indicated by such forward-looking statements including, among other things:

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adverse results, delays and/or failures in our and our strategic collaborators’ product development programs, including without limitation adverse events, difficulties with patient enrollment and other unplanned delays in our systemically administered small molecule Hedgehog pathway antagonist compound currently under Phase I clinical development with Genentech and unplanned delays and/or failures in our efforts to advance CUDC-101 and our other programs under the Targeted Cancer Drug Development Platform;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by us and by our collaborators;
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our and our collaborators’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on our technologies;

•	changes in, or our inability to execute, our business plan;
•	the risk that we do not obtain the additional funding required to conduct research and development of our product candidates;
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unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which we will have cash to fund our operations and which could also adversely affect our estimated expenses for the remainder of 2007 and beyond;

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risks relating to our ability to enter into and maintain important strategic collaborations, and the risk that our current and future collaborators will not perform adequately, including such risks with respect to our current collaboration agreements with Genentech and Wyeth;

•	competitive pressures; and

•	other risk factors identified in our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007 and other filings that we periodically make with the Securities and Exchange Commission.

In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We disclaim any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.